UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Xtant Medical HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JULY 27, 2021

To Our Stockholders:

You are invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of Xtant Medical Holdings, Inc. (the “Company”) on July 27, 2021 at 8:00 a.m., Mountain Time, at our offices located at 664 Cruiser Lane, Belgrade, Montana 59714, for the following purposes:

1.	To elect the six nominees named in the accompanying proxy statement to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Plante & Moran, PLLC (“Plante Moran”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021;

3.	To approve, on an advisory basis, the compensation of the Company’s executive officers named in the accompanying proxy statement; and

4.	To transact such other business as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

Due to the ongoing public health impact of the COVID-19 pandemic and to support the health and well-being of our directors, employees and stockholders, please note the following:

●	If necessary, we may impose social distancing, non-stockholder attendance limitations and other safety protocols in accordance with any then required federal, state and local guidance.

●	We will not be serving refreshments in connection with the annual meeting.

●	We do not intend to have a presentation concerning our 2020 results or 2021 outlook.

●	We expect that the official business meeting will last no more than 15-20 minutes.

In addition, as part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at https://www.xtantmedical.com/proxy and filed with the Securities and Exchange Commission as additional proxy materials.

Stockholders of record at the close of business on June 7, 2021 shall be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A stockholder list will be available at our corporate offices beginning July 16, 2021 during normal business hours for examination by any stockholder registered on our stock ledger as of the record date for any purpose germane to the Annual Meeting.

Your vote is important. Please submit a proxy as soon as possible so that your shares can be voted at the Annual Meeting.

By Order of the Board of Directors

Jeffrey Peters	Sean E. Browne
Chairman of the Board	President and Chief Executive Officer

Belgrade, Montana

June 14, 2021

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XTANT MEDICAL HOLDINGS, INC.
664 Cruiser Lane
Belgrade, Montana 59714
(406) 388-0480

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JULY 27, 2021

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING

Q:	Why am I receiving these materials?

A:	We are providing these proxy materials to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) for our Annual Meeting, which will take place on July 27, 2021. As a stockholder of record, you are invited to attend the Annual Meeting and are entitled and requested to vote on the items of business described in this proxy statement. This proxy statement and accompanying proxy card (or voting instruction card) are being sent on or about June 14, 2021 to all stockholders entitled to vote at the Annual Meeting.

Q:	When and where will the Annual Meeting be held?

A:	The Annual Meeting will be held on July 27, 2021 at 8:00 a.m., Mountain Time, at our offices located at 664 Cruiser Lane, Belgrade, Montana 59714. Due to the ongoing public health impact of the COVID-19 pandemic and to support the health and well-being of our directors, employees and stockholders, please note the following:

●	If necessary, we plan to impose social distancing, non-stockholder attendance limitations and other safety protocols in accordance with any then required federal, state and local guidance.

●	We will not be serving refreshments in connection with the annual meeting.

●	We do not intend to have a presentation concerning our 2020 results or 2021 outlook.

●	We expect that the official business meeting will last no more than 15-20 minutes.

In addition, as part of our precautions regarding COVID-19, we are planning for the possibility that the Annual Meeting may be held at a different venue or solely by means of virtual communication. If we take this step, we will publicly announce the decision to do so in advance, and details on how to participate will be posted on our website at https://www.xtantmedical.com/proxy and filed with the Securities and Exchange Commission (“SEC”) as additional proxy materials.

Q:	How do I attend the Annual Meeting?

A:	Only stockholders of record on the record date of June 7, 2021 (the “Record Date”) are entitled to notice of, and to attend or vote at, the Annual Meeting. If you plan to attend the meeting in person, please bring the following:

●	Photo identification; and

●	Acceptable proof of ownership if your shares are held in “street name.”

Street name means your shares are held of record by brokers, banks, or other institutions. See below for additional information.

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Acceptable proof of ownership is either (a) a letter from your broker confirming that you beneficially owned shares of our common stock on the Record Date or (b) an account statement showing that you beneficially owned shares of our common stock on the Record Date. If your shares are held in street name, you may attend the meeting with proof of ownership, but you may not vote your shares in person at the Annual Meeting unless you have obtained a “legal proxy” or other evidence from your broker giving you the right to vote your shares at the Annual Meeting.

Q:	What information is contained in this proxy statement?

A:	This proxy statement contains information regarding our corporate governance practices, the Board, our named executive officers, the compensation of our directors and named executive officers, the director nominees for election and other proposals to be voted on at the Annual Meeting, and certain other required information.

Q:	How may I obtain the Company’s Annual Report on Form 10-K for the year ended December 31, 2020?

A:	We have enclosed with this proxy statement a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. Our Annual Report on Form 10-K can also be accessed through our website at www.xtantmedical.com (click “Investors” and “SEC Filings”). We filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 with the SEC on February 24, 2021. We sometimes refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 as our 2020 Annual Report.

Q:	What items of business will be voted on at the Annual Meeting?

A:	The items of business scheduled to be voted on at the Annual Meeting are:

1.	To elect the six nominees named in this proxy statement to serve as directors of the Company until the next annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2.	To ratify the appointment of Plante Moran as the Company’s independent registered public accounting firm for the year ending December 31, 2021;

3.	To approve, on an advisory basis, the compensation of the Company’s executive officers named in this proxy statement; and

4.	To transact such other business as may properly be brought before the Annual Meeting and any adjournment or postponement thereof.

Q:	How many votes must the nominees for director have to be elected?

A:	In order for a director to be elected at a meeting at which a quorum is present, the director must receive the affirmative vote of a plurality of the shares voted. There is no cumulative voting for our directors or otherwise.

Q:	What are the voting requirements to approve the other proposals?

A:	As noted above, with respect to Proposal One, the six director nominees receiving the highest number of affirmative votes will be elected. The affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote on the proposal is required to approve Proposal Two and Proposal Three.

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Q:	How does the Board recommend that I vote?

A:	The Board recommends that you vote your shares “FOR” all six of the director nominees, “FOR” the ratification of the appointment of Plante Moran as our independent registered public accounting firm, and “FOR” the approval, on an advisory basis, of the compensation of the executive officers named in this proxy statement.

If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted in accordance with the Board’s recommendations.

Q:	What shares may I vote?

A:	Each share of our common stock issued and outstanding as of the close of business on the Record Date is entitled to one vote on each of the matters to be voted upon at the Annual Meeting.

You may vote all shares owned by you as of the Record Date, including (a) shares held directly in your name as the stockholder of record and (b) shares held for you as the beneficial owner through a broker, trustee, or other nominee. We had 86,707,286 shares of common stock issued and outstanding on the Record Date.

Q:	What is the difference between being a stockholder of record and being the beneficial owner of shares held in street name?

A:	A stockholder of record owns shares that are registered in his or her own name. A beneficial owner owns shares that are held in street name through a third party, such as a broker. As summarized below, there are some distinctions between a stockholder of record and beneficial owner.

Stockholder of Record

You are the stockholder of record of any of your shares registered directly in your name with our transfer agent, EQ Shareowner Services. With respect to such shares, these proxy materials are being sent to you by the Company. As the stockholder of record, you have the right to grant your voting proxy directly to our designees, Sean E. Browne, the Company’s President and Chief Executive Officer, Greg Jensen, the Company’s Vice President, Finance and Chief Financial Officer, and Jeffrey Peters, the Company’s Chairman of the Board, or to any other person you wish to designate, or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to grant your voting proxy to Mr. Browne, Mr. Jensen and Mr. Peters.

Shares Beneficially Held in Street Name

You are the beneficial owner of any of your shares held in street name. With respect to such shares registered through a broker, these proxy materials, together with a voting instruction card, are being forwarded to you by your broker. As the beneficial owner, you have the right to direct your broker how to vote. You may use the voting instruction card provided by your broker for this purpose. Even if you have directed your broker how to vote, you may also attend the Annual Meeting. However, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” or other evidence from your broker giving you the right to vote the shares at the Annual Meeting.

Q:	Who is entitled to attend the Annual Meeting and what are the admission procedures?

A:	You are entitled to attend the Annual Meeting only if you were a stockholder as of the close of business on the Record Date or if you hold a valid proxy for the Annual Meeting. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting. If you are a beneficial holder, you will need to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement showing that you owned shares of the Company’s common stock as of the Record Date or the voting instruction card provided by your broker. The Annual Meeting will begin promptly at 8:00 a.m., Mountain Time. You should be prepared to present photo identification for admittance. Check-in will begin one-half hour prior to the meeting. Please allow ample time for the admission procedures.

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Q:	May I vote my shares in person at the Annual Meeting?

A:	If you were a stockholder of record on the Record Date, you may vote your shares in person at the Annual Meeting or through a proxy. If you decide to vote your shares in person, you do not need to present your share certificate(s) at the Annual Meeting; your name will be on the list of stockholders eligible to vote. If you hold your shares beneficially in street name, you may vote your shares in person at the Annual Meeting only if you obtain a legal proxy or other evidence from your broker giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:	Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker. For directions on how to vote, please refer to the instructions on your proxy card or, for shares held beneficially in street name, the voting instruction card provided by your broker.

Stockholders of record may submit proxies by completing, signing, dating, and mailing their proxy cards to the address provided on the proxy card. Stockholders who hold shares beneficially in street name may vote by completing, signing, and dating the voting instruction cards provided and mailing them to the address provided on the voting instruction card. The proxy card and voting instruction card also include directions as to how you may submit your vote through the Internet. The voting instruction card may also include directions for alternative methods of submitting your vote. We encourage you to vote early. If you choose to vote by mail, please allow sufficient time for your proxy or voting instruction card to reach our vote tabulator prior to the Annual Meeting.

Q:	Who will count the votes?

A:	Votes at the Annual Meeting will be counted by an inspector of election, who will be appointed by the Board.

Q:	What is the effect of not voting?

A:	If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting. If you are a stockholder of record and you properly sign and return your proxy card, your shares will be voted as you direct. If no instructions are indicated on such proxy card and you are a stockholder of record, shares represented by the proxy will be voted in the manner recommended by the Board on all matters presented in this proxy statement, namely “FOR” all six of the director nominees, “FOR” the ratification of the appointment of Plante Moran as our independent registered public accounting firm, and “FOR” the approval, on an advisory basis, of the compensation of the executive officers named in this proxy statement.

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares.

A broker is entitled to vote shares held for a beneficial owner on routine matters. The ratification of the appointment of Plante Moran as our independent registered public accounting firm in Proposal Two is a routine matter; and, accordingly, a broker is entitled to vote shares held for a beneficial owner on this proposal without instructions from such beneficial owner. On the other hand, absent instructions from a beneficial owner, a broker is not entitled to vote shares held for such beneficial owner on non-routine matters. We believe, based on the rules of the New York Stock Exchange (“NYSE”), that the election of directors in Proposal One and the advisory vote on executive compensation in Proposal Three are non-routine matters; and, accordingly, brokers do not have authority to vote on such matters absent instructions from beneficial owners. Whether a voting proposal is ultimately determined routine or non-routine is determined by the NYSE. Accordingly, if beneficial owners desire not to have their shares voted by a broker in a certain manner, they should give instructions to their brokers as to how to vote their shares.

Broker non-votes count for purposes of determining whether a quorum is present.

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Q:	How many votes are required for the approval of the proposals to be voted upon, and how will abstentions and broker non-votes be treated?

Proposal	Votes Required	Effect of Votes Withheld / Abstentions	Effect of Broker Non-Votes
Proposal One: Election of Directors	Plurality of the votes cast. This means that the six nominees receiving the highest number of affirmative “FOR” votes will be elected as directors.	Votes withheld will have no effect.	Broker non-votes will have no effect.
Proposal Two: Ratification of Appointment of Independent Registered Public Accounting Firm	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	We do not expect any broker non-votes on this proposal.
Proposal Three: Advisory Vote on Executive Compensation	Affirmative vote of the holders of a majority in voting power of the shares of common stock present in person or by proxy and entitled to vote thereon.	Abstentions will have the effect of a vote against the proposal.	Broker non-votes will have no effect.

Q:	Can I revoke my proxy or change my vote after I have voted?

A:	You may revoke your proxy and change your vote by voting again or by attending the Annual Meeting and voting in person. Only your latest dated proxy card received at or prior to the Annual Meeting will be counted. However, your attendance at the Annual Meeting will not have the effect of revoking your proxy unless you forward written notice to the Corporate Secretary at Xtant Medical Holdings, Inc., 664 Cruiser Lane, Belgrade, Montana 59714, or you vote by ballot at the Annual Meeting. If you are a beneficial owner, you will need to request a legal proxy from your broker and bring it with you to vote at the Annual Meeting.

Q:	How many votes are required to hold the Annual Meeting?

A:	The presence, in person or by proxy, of the holders of one-third of the shares of our common stock outstanding and entitled to vote on the Record Date is necessary to hold the Annual Meeting and conduct business. This is called a quorum. Abstentions and broker non-votes will be considered as present at the Annual Meeting for purposes of establishing a quorum.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:	The Company is making this solicitation and will pay the entire cost of preparing, printing, assembling, mailing, and distributing these proxy materials. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, electronic mail, and facsimile by directors, officers, and regular employees of the Company. None of the Company’s directors, officers, or employees will receive any additional compensation for soliciting proxies on behalf of the Board. The Company may also make arrangements with brokerage firms and other custodians, nominees, and fiduciaries for the forwarding of soliciting material to the beneficial owners of common stock held of record by those owners. The Company will reimburse those brokers, custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses incurred in connection with that service.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will disclose final voting results in a Current Report on Form 8-K that will be filed with the SEC not more than four business days following the Annual Meeting.

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PROPOSAL one—ELECTION OF DIRECTORS

Board Size and Structure

Our Second Amended and Restated Bylaws provide that the Board will consist of at least one member or such other number as may be determined by the Board from time to time or by the stockholders at an annual meeting. The Board has fixed the number of directors at six, and we currently have six directors serving on the Board. Each director holds office for a term of one year or until his successor is duly elected and qualified, subject to his earlier death, resignation, disqualification, or removal.

Current Directors and Nominees for Director

The Board has nominated the following six individuals to serve as our directors until the next annual meeting of stockholders or until their respective successors are elected and qualified. All of the nominees named below are current members of the Board.

The names, ages, and positions of our nominees for director as of June 7, 2021 are as follows:

Name	Age	Position
John Bakewell(1)	60	Director
Sean E. Browne	55	Director
Michael Eggenberg(2)	51	Director
Robert McNamara(1)(2)	64	Director
Jeffrey Peters	53	Chairman of the Board and Director
Matthew Rizzo(2)	48	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee

Each director elected at the Annual Meeting will serve a one-year term until the Company’s next annual meeting and until his successor is duly elected and qualified or until his earlier death, resignation, disqualification, or removal. Unless otherwise instructed, the proxy-holders will vote the proxies received by them for the six nominees. If any nominee should become unavailable for election prior to the Annual Meeting, an event that currently is not anticipated by the Board, the proxies will be voted in favor of the election of a substitute nominee or nominees proposed by the Board. Each nominee has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unable to serve.

Board Nomination Rights

Pursuant to an Investor Rights Agreement, dated as of February 14, 2018 (“Investor Rights Agreement”), by and among the Company and certain stockholders, including without limitation, OrbiMed Royalty Opportunities II, LP (“Royalty Opportunities”) and ROS Acquisition Offshore LP (“ROS” and, together with Royalty Opportunities, the “Investors”), for so long as the Ownership Threshold (as defined in the Investor Rights Agreement and below) is met, the Investors are entitled to nominate such individuals to the Board constituting a majority of the directors. The Investors have nominated Michael Eggenberg, Matthew Rizzo, and Jeffrey Peters to the Board.

Additional Information About Director Nominees

The Board believes that our current six directors collectively have the experience, qualifications, attributes, and skills to effectively oversee the management of the Company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing the Company, a willingness to devote the necessary time to Board duties, a commitment to representing the best interests of the Company and our stockholders, and a dedication to enhancing stockholder value.

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The business experience of each nominee for director is summarized below.

John Bakewell has served as a member of our Board since February 2018. Mr. Bakewell was initially elected to the Board in connection with our restructuring in February 2018. Mr. Bakewell is an independent board member and consultant to the medical technology industry. He also serves on the board of directors of Treace Medical Concepts, Inc. (TMCI) and Neuronetics, Inc. (STIM). Mr. Bakewell served as the Chief Financial Officer of Exact Sciences Corporation, a molecular diagnostics company, from January 2016 to November 2016. Mr. Bakewell previously served as the Chief Financial Officer of Lantheus Holdings, Inc., a diagnostic medical imaging company, from June 2014 to December 2015, as the Chief Financial Officer of Interline Brands, Inc., a distributor and direct marketer of broad-line maintenance, repair and operations products, from June 2013 to May 2014, and as the Executive Vice President and Chief Financial Officer of RegionalCare Hospital Partners, an owner and operator of non-urban hospitals, from January 2010 to December 2011. In addition, Mr. Bakewell held the position of Chief Financial Officer with Wright Medical Group, Inc., an orthopaedic company, from 2000 to 2009, with Altra Energy Technologies, Inc. from 1998 to 2000, with Cyberonics, Inc. from 1993 to 1998 and with Zeos International, Ltd. from 1990 to 1993. Mr. Bakewell began his career in the public accounting profession, serving seven years, collectively, with Ernst & Young and KPMG Peat Marwick. Mr. Bakewell previously served on the board of directors of Entellus Medical, Inc., a public ENT-focused medical device company, until its acquisition by Stryker Corp.; ev3 Inc., a public endovascular medical device company, until its acquisition by Covidien plc; Keystone Dental, Inc., a private dental implant medical device company; and Corindus Vascular Robotics, Inc., a public cardiovascular robotics medical technology company and now a Siemens Healthineers company. Mr. Bakewell holds a Bachelor of Arts in Accounting from the University of Northern Iowa and is a certified public accountant (current status inactive). Mr. Bakewell’s extensive financial and managerial experience as a senior executive of several publicly traded medical technology companies, as well as his experience serving on the board of directors of other companies contributes valuable experience to our Board.

Sean E. Browne was appointed our President and Chief Executive Officer in October 2019 and has served as a member of our Board since October 2019. Prior to this, Mr. Browne served as Chief Revenue Officer of CCS Medical, Inc., a provider of home delivery medical supplies, from September 2014 to June 2019. Prior to CCS Medical, Mr. Browne served as Chief Operating Officer of The Kini Group, an integrated cloud-based software analytics and advisory firm, from March 2013 to August 2014. From November 2007 to March 2016, Mr. Browne served as President and Chief Executive Officer and a director of Neuro Resource Group, a venture start-up medical device company that was sold to a strategic buyer. In other roles, Mr. Browne served as President, Miltex Surgical Instrument Division for Integra LifeSciences Holdings Corporation, a publicly held medical device company that acquired Miltex Holdings, Inc. Mr. Browne served as Vice President, Sales and Marketing of Esurg.com, an e-commerce company serving physician and ambulatory surgery markets. Prior to Esurg.com, Mr. Browne served as Senior Vice President, Health Systems Division of McKesson Corporation, a drug company, and prior to McKesson, served in various positions with increasing responsibility at Baxter Healthcare. Mr. Browne holds a Masters of Business Administration from the Kellogg School of Management at Northwestern University and a Bachelor of Science degree, with a major in Finance and minor in Statistics, from Boston University. We believe that Mr. Browne’s day-to-day operations experience as a result of his role as our President and Chief Executive Officer enable him to make valuable contributions to the Board of Directors. In addition, in his role as President and Chief Executive Officer, Mr. Browne provides unique insight into our business strategies, opportunities and challenges, and serves as the unifying element between the leadership and strategic direction provided by the Board of Directors and the implementation of our business strategies by management.

Michael Eggenberg has served as a member of our Board since February 2018. Mr. Eggenberg was initially elected to the Board in connection with our restructuring in February 2018. Mr. Eggenberg is a designee of the Investors under the Investor Rights Agreement. Since December 2016, Mr. Eggenberg has been a Managing Director with OrbiMed Advisors LLC, a private equity and venture capital firm, focusing on healthcare royalty and structured finance investments. From May 2005 to December 2016, Mr. Eggenberg was with Fortress Investment Group LLC, a global investment manager, most recently as a Managing Director focused on special opportunities funds. Mr. Eggenberg previously held positions at CIT Group Inc., Wells Fargo Bank, N.A. and Bank of America, formerly NationsBank. Mr. Eggenberg received his BS in Finance and General Business from Drexel University. Mr. Eggenberg brings valuable experience in the life science industry and finance experience to the Board.

Robert McNamara has served as a member of our Board since February 2018 and Chairman of the Compensation Committee since February 2019. He has over 25 years experience in the medical device industry. Mr. McNamara was initially elected to the Board in connection with our restructuring in February 2018. He also serves as Audit Committee Chairman of Axonics, Inc.(AXNX). From January 2013 to July 2016, Mr. McNamara served as Executive Vice President and from April 2012 to July 2016 as the Chief Financial Officer for LDR Holding Corporation, a publicly held medical device (spinal implants) company acquired by Zimmer Biomet Holdings, Inc. In addition, Mr. McNamara has previously served as the Senior Vice President and Chief Financial Officer for publicly traded medical device companies including Accuray Inc. (stereotactic radiation surgery focused on treating cancer using AI robotics), Somnus Medical Technologies Inc. (RF energy focused on treating upper airway breathing disorders) and Target Therapeutics, Inc., (minimally invasive catheters and devices for vascular diseases of the brain). Mr. McNamara has been a member of the board of directors of Northstar Neurosciences Inc. and is the former Mayor of Menlo Park, California. Mr. McNamara began his career in public accounting and is a certified public accountant (current status inactive). Mr. McNamara holds a Bachelor of Science in Accounting from the University of San Francisco and a Masters of Business Administration in Finance from The Wharton School at the University of Pennsylvania. Mr. McNamara brings valuable finance and accounting experience in the medical device industry to the Board.

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Jeffrey Peters has served as Chairman of our Board and a member of our Board since February 2018. Mr. Peters was initially elected to the Board in connection with our restructuring in February 2018. Mr. Peters has over 25 years of medical device experience. Mr. Peters is a designee of the Investors under the Investor Rights Agreement. Since December 2017, Mr. Peters has served as the President and Chief Executive Officer of Cardialen, Inc., a private medical device company developing low-energy therapy for cardiac arrhythmias. Mr. Peters is also a Venture Partner for OrbiMed Advisors LLC, a private equity and venture capital firm, a position he has held since January 2018. Mr. Peters served as Executive Chairman of Neurovasc Technologies, Inc. an interventional neuroradiology ischemic stroke technology company, from December 2015 to May 2017, and served as Chief Executive Officer of Anulex Technologies Inc., a former privately held medical device manufacturer, from April 2011 until May 2016. From 2013 to December 2017, Mr. Peters also served as an independent medical device consultant. From 2001 to 2007, Mr. Peters served in various positions at ev3 Inc., an endovascular company now owned by Medtronic plc, and its predecessor companies, including Chief Technology Officer, Vice President, Research and Development, Cardio Peripheral Division and Vice President, Business Development. Mr. Peters’ financial roles include portfolio manager at Black River Asset Management LLC from 2007 to 2008, an entrepreneur-in-residence at Foundation Medical Partners from 2009 to 2011, and an equity research analyst at Dain Rauscher Wessels from 1997 to 2001. Mr. Peters currently serves as a member of the board of directors of Children’s Minnesota. Mr. Peters received his BS in Mechanical Engineering and MBA from the University of Minnesota. Mr. Peters brings substantial medical device experience, including having served in several executive roles with start-up and emerging medical device companies, and significant financial and operating experience to the Board.

Matthew Rizzo has served as a member of our Board since February 2018. Mr. Rizzo was initially elected to the Board in connection with our restructuring in February 2018. Mr. Rizzo is a designee of the Investors under the Investor Rights Agreement. Since April 2010, Mr. Rizzo has been a Partner with OrbiMed Advisors LLC, a private equity and venture capital firm, and is focused on healthcare royalty and structured finance investments. From 2009 to 2010, Mr. Rizzo was a Senior Director in Business Development at Ikaria, a biotherapeutics company. From 2006 to 2009, Mr. Rizzo was Vice President at Fortress Investment Group LLC, a global investment manager, focused on healthcare investments in the Drawbridge Special Opportunities Funds. From 2001 to 2006, Mr. Rizzo was at GlaxoSmithKline, where he worked in business and commercial analysis. Mr. Rizzo received his MBA from Duke University and his BS from University at Buffalo. Mr. Rizzo brings valuable experience in the life science industry and finance experience to the Board.

Board Recommendation

The Board unanimously recommends that you vote “FOR” the election of John Bakewell, Sean E. Browne, Michael Eggenberg, Robert McNamara, Jeffrey Peters, and Matthew Rizzo to serve as directors until the next annual meeting of stockholders and until their respective successors are duly elected and qualified.

The Board Recommends a Vote FOR the Election of All Six Nominees for Director	☑

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GENERAL INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

Investor Rights Agreement

We are party to an Investor Rights Agreement with Royalty Opportunities and ROS, which are funds affiliated with OrbiMed Advisors LLC. Under the Investor Rights Agreement, Royalty Opportunities and ROS are permitted to nominate a majority of the directors and designate the chairperson of our Board of Directors at subsequent annual meetings, as long as they maintain an ownership threshold in our Company of at least 40% of our then outstanding common stock (the “Ownership Threshold”). If Royalty Opportunities and ROS are unable to maintain the Ownership Threshold, the Investor Rights Agreement contemplates a reduction of nomination rights commensurate with their ownership interests. In addition, for so long as the Ownership Threshold is met, we must obtain the approval of a majority of our common stock held by Royalty Opportunities and ROS to proceed with the following actions: (i) issue new securities; (ii) incur over $250,000 of debt in a fiscal year; (iii) sell or transfer over $250,000 of our assets or businesses or our subsidiaries in a fiscal year; (iv) acquire over $250,000 of assets or properties in a fiscal year; (v) make capital expenditures over $125,000 individually, or $1,500,000 in the aggregate during a fiscal year; (vi) approve our annual budget; (vii) hire or terminate our chief executive officer; (viii) appoint or remove the chairperson of our Board of Directors; and (ix) make loans to, investments in, or purchase, or permit any subsidiary to purchase, any stock or other securities in another entity in excess of $250,000 in a fiscal year. As long as the Ownership Threshold is met, we may not increase the size of our Board or Directors beyond seven directors without the approval of a majority of the directors nominated by Royalty Opportunities and ROS.

The Investor Rights Agreement grants Royalty Opportunities and ROS the right to purchase from us a pro rata amount of any new securities that we may propose to issue and sell. The Investor Rights Agreement may be terminated (a) upon the mutual written agreement of all the parties, (b) upon our written notice or the written notice of ROS or Royalty Opportunities if the ownership percentage of our then outstanding common stock of ROS and Royalty Opportunities is less than 10%, or (c) upon written notice of ROS and Royalty Opportunities.

Controlled Company Status

We are a “controlled company” as defined in section 801(a) of the NYSE American Company Guide because more than 50% of the combined voting power of all of our outstanding common stock is beneficially owned by funds affiliated with OrbiMed Advisors LLC. As such, we are exempt from certain NYSE American rules requiring our Board of Directors to have a majority of independent members, a compensation committee composed entirely of independent directors and a nominating committee composed entirely of independent directors.

Director Independence

The Board has affirmatively determined that John Bakewell and Robert McNamara are “independent directors,” as defined under the independence standards of the NYSE American.

Board Leadership Structure

Under the terms of the Investor Rights Agreement, the Investors have the right to designate the Chairman of the Board and have so designated Jeffrey Peters. Accordingly, Mr. Peters serves as Chairman of the Board. Sean E. Browne serves as our President and Chief Executive Officer. We believe this leadership structure is in the best interests of the Company and our stockholders and strikes the appropriate balance between the Chief Executive Officer’s responsibility for the strategic direction, day-to day-leadership, and performance of the Company and the Chairman of the Board’s responsibility to guide the overall strategic direction of the Company, provide oversight of our corporate governance and guidance to our Chief Executive Officer, and to set the agenda for and preside over Board meetings. We recognize that different leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. We believe that we are currently well-served by this leadership structure.

Board Meetings

The Board met 10 times during fiscal 2020. During fiscal 2020, each director attended at least 75% of the meetings of the Board and Board committees on which the director served during the last fiscal year.

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We do not have a formal policy on Board member attendance at annual meetings of stockholders. All Board members serving at the time of the Company’s 2020 annual meeting of stockholders attended the annual meeting either in person or by telephone.

Board Committees

We currently maintain two standing Board committees, an Audit Committee and a Compensation Committee. We are a controlled company and have elected not to comply with the NYSE American corporate governance requirements, which require an independent nomination and governance committee and an independent compensation committee. We currently do not maintain a nomination and governance committee. While we maintain a Compensation Committee, it is not independent according to NYSE American corporate governance requirements.

The table below summarizes the current membership of each of our two standing board committees as of June 7, 2021.

Director	Audit Committee	Compensation Committee
John Bakewell	Chair
Sean Browne
Michael Eggenberg		●
Robert McNamara	●	Chair
Jeffrey Peters
Matthew Rizzo		●

In addition, the Board may establish other committees from time to time. During 2020, the Board maintained a Special Restructuring Committee, comprised of Mr. Bakewell and Mr. McNamara, to negotiate the terms of the Company’s debt restructuring, as described in more detail under “Transactions with Related Persons, Promoters, and Certain Control Persons—Related Party Transactions—Debt Restructuring,” which committee has since disbanded.

Audit Committee

The organization and primary responsibilities of the Audit Committee are set forth in its charter, posted on our website at www.xtantmedical.com (click “Investors” and “Corporate Governance”), and include various matters with respect to the oversight of our accounting and financial reporting process and audits of our financial statements. The primary purposes of the Audit Committee include:

●	to oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

●	to provide assistance to the Board with respect to its oversight of the following:

○	integrity of the Company’s financial statements and internal controls;

○	the Company’s compliance with legal and regulatory requirements;

○	the qualifications and independence of the Company’s independent registered public accounting firm; and

○	the performance of the Company’s internal audit function, if any, and independent registered public accounting firm.

●	to prepare the report required to be prepared by the Audit Committee pursuant to the rules of the Securities and Exchange Commission.

The Audit Committee currently consists of Mr. Bakewell (Chair) and Mr. McNamara. The Audit Committee met five times during fiscal 2020. Under the NYSE American listing standards, all Audit Committee members must be independent directors and meet heightened independence requirements under the federal securities laws. In addition, all Audit Committee members must be financially literate, and at least one member must be financially sophisticated. Further, under SEC rules, the Board must determine whether at least one member of the Audit Committee is an “audit committee financial expert,” as defined by the SEC’s rules. The Board has determined that both Mr. Bakewell and Mr. McNamara are independent, financially literate, and sophisticated and qualify as “audit committee financial experts” in accordance with the applicable rules and regulations of the SEC.

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Compensation Committee

The organization and responsibilities of the Compensation Committee are set forth in its charter, which is posted on our website at www.xtantmedical.com (click “Investors” and “Corporate Governance”). The primary purposes of the Compensation Committee include:

●	recommending to the Board all compensation for the Company’s Chief Executive Officer and other executive officers;

●	administering the Company’s equity-based compensation plans;

●	reviewing, assessing, and approving overall strategies for attracting, developing, retaining, and motivating Company management and employees;

●	overseeing the development and implementation of succession plans for the Chief Executive Officer and other key executive officers and employees;

●	reviewing, assessing, and approving overall compensation structure on an annual basis; and

●	recommending and leading a process for the determination of non-employee director compensation.

The Compensation Committee consists of Mr. McNamara (Chair), Mr. Eggenberg and Mr. Rizzo. The Compensation Committee met four times during fiscal 2020.

As described above, the Compensation Committee is responsible for recommending to the Board all compensation for the Company’s Chief Executive Officer and other executive officers. Although the Compensation Committee may delegate any or all of its responsibilities to a subcommittee of the Compensation Committee, it has not done so. The Company’s Chief Executive Officer provides his recommendations to the Compensation Committee regarding compensation to be paid to the executive officers and bonus plan performance objectives and goals. The Compensation Committee may engage and obtain advice and assistance from outside advisors as it deems necessary to carry out its duties. Although it has engaged a compensation consultant in the past, it has not done so recently, although the Compensation Committee has recently subscribed to and used proxy reporting data provided by Aon plc’s CG Pro database.

Director Nomination Process

Since we are not required under the NYSE rules to maintain a nominating committee and we do not have a nominating committee, the Board oversees our director nomination process. In identifying and evaluating candidates for membership on the Board, the Board may take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity (including, but not limited to, gender, race, ethnicity, age, experience, and skills), and the extent to which the candidate would fill a present need on the Board. We do not have a formal diversity policy for directors. The Board identifies director candidates based on input provided by a number of sources, including Board members, stockholders, management, and third parties. The Board does not have a formal policy for the consideration of director candidates proposed by stockholders and does not distinguish between nominees recommended by our stockholders and those recommended by other parties. Any stockholder recommendation must be sent to our Corporate Secretary at Xtant Medical Holdings, Inc., 664 Cruiser Lane, Belgrade, Montana 59714, and must include certain information concerning the nominee as specified in the Company’s Second Amended and Restated Bylaws.

Risk Oversight

The Board has overall responsibility for risk oversight with a focus on the most significant risks facing the Company. The Board relies upon management to supervise day-to-day risk management.

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Risk is inherent in every business. We face a number of risks, including regulatory, compliance, legal, competitive, financial (accounting, credit, interest rate, liquidity, and tax), operational, political, strategic, and reputational risks. Our management is responsible for the day-to-day management of risks faced by us, while the Board, as a whole and through the Audit Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board ensures that the risk management processes designed and implemented by management are adequate and functioning as designed. The Board oversees risks through the establishment of policies and procedures that are designed to guide daily operations in a manner consistent with applicable laws, regulations, and risks acceptable to the Company. The Audit Committee’s role includes a particular focus on the qualitative aspects of financial reporting to stockholders, our processes for the management of business and financial risks, and compliance with significant applicable legal, ethical, and regulatory requirements. The Audit Committee, along with management, is also responsible for developing and participating in a process for the review of important financial and operating topics that present potential significant risks to the Company. Management regularly discusses with the Board the strategies and risks facing the Company. This current leadership structure, which includes separate Chairman and Chief Executive Officer roles, is appropriate and in the best interests of the Company and its stockholders at this time for a number of reasons, including (i) the extensive experience of the members of the Board and management, (ii) our status as a controlled company, and (iii) the appropriate balance of risks relating to the concentration of authority through the oversight of our Chairman.

Code of Ethics and Code of Conduct

We have adopted a Code of Ethics for the CEO and Senior Financial Officers as well as a Code of Conduct that applies to all directors, officers, and employees. Our corporate governance materials, including our Code of Ethics for the CEO and Senior Financial Officers and Code of Conduct, are available on our website at www.xtantmedical.com (click “Investors” and “Corporate Governance”). We intend to disclose on our corporate website any amendment to, or waiver from, a provision of our Code of Ethics for the CEO and Senior Financial Officers that applies to directors and executive officers and that is required to be disclosed pursuant to the rules of the SEC and the NYSE American.

Stockholder Communications

The Board does not have a formal process for stockholders to send communications to the Board and does not feel that such a process is necessary at this time. If the Company receives stockholder communications that cannot be properly addressed by officers of the Company, the officers bring the matter to the attention of the Board.

Director Compensation

Director Compensation Program

Our director cash compensation consists of an annual cash retainer paid to each non-employee director and an additional annual cash retainer paid to the Chairman of the Board, the Audit Committee Chair, and the Compensation Committee Chair and equity grants in the form of restricted stock unit awards (“RSU”) every two years.

The table below sets forth the current annual cash retainers for 2020:

Description	Annual Cash Retainer
Non-Employee Director	$50,000
Chairman of the Board Premium	32,500
Audit Committee Chair Premium	32,500
Compensation Committee Chair Premium	32,500

The equity compensation component is intended to match the dollar value of the annual cash retainers over a two-year period. On February 5, 2020, Messrs. McNamara, Bakewell and Peters each received an RSU award valued at $165,000 for 116,197 shares of our common stock and Messrs. Eggenberg and Rizzo, the Investor Designees who are employees of OrbiMed, each received an RSU award valued at $100,001 for 70,423 shares of our common stock. All of these RSU awards vest in nearly equal installments on each of February 15, 2021 and February 15, 2022.

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Director Compensation Table for Fiscal 2020

The table below describes the compensation earned by our directors during fiscal 2020, other than Sean E. Browne, our President and Chief Executive Officer. Mr. Browne is not compensated separately for his service as a director, and his compensation is discussed under “Executive Compensation.”

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total
John Bakewell	$82,500	$168,486	$—	$—	$250,986
Michael Eggenberg	50,000	102,113	—	—	152,113
Robert McNamara	82,500	168,486	—	—	250,986
Jeffrey Peters	82,500	168,486	—	—	250,986
Matthew Rizzo	50,000	102,113	—	—	152,113

(1)	The amount reported in the “Stock Awards” column represents the aggregate grant date fair value for the RSU awards granted to our non-employee directors in 2020. The grant date fair value for the RSU awards was determined based on the closing sale price of our common stock on the grant date. The stock awards granted in 2020 cover two years of compensation; therefore, the next stock award is anticipated to be granted in 2022.
(2)	As of December 31, 2020, each non-employee director held the following number of unvested stock awards (all of which are in the form of RSU awards): Mr. Bakewell (116,197); Mr. Eggenberg (70,423); Mr. McNamara (116,197); Mr. Peters (116,197); and Mr. Rizzo (70,423).

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PROPOSAL two—RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

We are seeking stockholder ratification of the appointment of Plante Moran as our independent registered public accounting firm for the fiscal year ending December 31, 2021 as a matter of good corporate governance. If the stockholders fail to ratify the appointment of Plante Moran, the Audit Committee may reconsider its appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee feels that such a change would be in the best interests of the Company and our stockholders. We do not expect representatives from Plante Moran to attend the Annual Meeting.

Audit and Non-Audit Fees

Plante Moran served as the independent registered public accounting firm to audit our books and accounts for the fiscal years ending December 31, 2020 and 2019.

The table below presents the aggregate fees billed for professional services rendered by Plante Moran for the years ended December 31, 2020 and December 31, 2019.

	2020	2019
Audit fees	$262,116	$297,300
Audit-related fees	—	20,000
Tax fees	—	—
All other fees	18,500	9,357
Total fees	$280,616	$326,657

In the above table, “audit fees” are fees billed for services provided related to the audit of our annual financial statements, quarterly reviews of our interim financial statements, and services normally provided by the independent accountant in connection with statutory and regulatory filings or engagements for those fiscal periods. “Audit-related fees” are fees not included in audit fees that are billed by the independent accountant for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These audit-related fees also consist of the review of our registration statements filed with the SEC and related services normally provided in connection with statutory and regulatory filings or engagements. “Tax fees” are fees billed by the independent accountant for professional services rendered for tax compliance, tax advice, and tax planning. “All other fees” are fees billed by the independent accountant for products and services not included in the foregoing categories.

Pre-Approval Policy

It is the Audit Committee’s policy to approve in advance the types and amounts of audit, audit-related, tax, and any other services to be provided by our independent registered public accounting firm. In situations where it is not practicable to obtain full Audit Committee approval, the Audit Committee has delegated authority to the Chair of the Audit Committee to grant pre-approval of auditing, audit-related, tax, and all other services up to $20,000. Any pre-approved decisions by the Chair are required to be reviewed with the Audit Committee at its next scheduled meeting. The Audit Committee or Audit Committee Chair pursuant to his delegation approved 100% of all services provided by Plante Moran during 2020 and 2019.

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Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial control, for preparing the financial statements, and for the public reporting process. Plante Moran, our independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles. In this context, the Audit Committee has (i) reviewed and discussed the audited financial statements with management and our independent registered public accounting firm, (ii) discussed with our independent auditor the matters that are required to be discussed by the applicable Public Company Accounting Oversight Board standards, and (iii) received written disclosures and the letter from our independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence and has discussed with the independent auditor the independent auditor’s independence. Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

This report is dated as of February 24, 2021.

Respectfully submitted,

John Bakewell

Robert McNamara

Board Recommendation

The Board unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Plante Moran as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

The Board Recommends a Vote FOR the Ratification of the Appointment of Plante Moran as our Independent Registered Public Accounting Firm for the Fiscal Year Ended December 31, 2021	☑

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PROPOSAL three—advisory vote on executive compensation

Background

The Board is providing our stockholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act and Section 14A of the Securities Exchange Act of 1934, as amended. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in this proxy statement.

At our 2020 Annual Meeting of Stockholders, our stockholders had the opportunity to vote on an advisory say-on-pay proposal. Over 99% of the votes cast were in favor of our say-on-pay proposal. At our 2019 Annual Meeting of Stockholders, the Company submitted to stockholders a frequency of say-on-pay vote, recommending that a say-on-pay proposal be submitted annually. Our stockholders voted overwhelmingly in favor of an annual say-on-pay vote. Accordingly, stockholders are being provided with a say-on-pay vote at this year’s Annual Meeting.

Why You Should Vote in Favor of Our Say-On-Pay Proposal

Our executive compensation program is generally designed to attract, retain, motivate, and reward highly qualified and talented executive officers that will enable us to drive long-term stockholder value.

Our compensation practices include many best pay practices that support our executive compensation objectives and principles and benefit our stockholders.

What We Do:		What We Don’t Do:
●	Structure our executive officer compensation so that a significant portion of pay is at risk	●	No repricing of stock options unless approved by stockholders
●	Emphasize long-term performance in our equity-based incentive awards	●	No excessive perquisites
●	Use a mix of performance measures and caps on payouts	●	No guaranteed salary increases or bonuses
●	Require minimum vesting periods on equity awards	●	No tax or excise tax gross-ups
●	Require double-trigger for equity acceleration upon a change of control	●	No short sales or derivative transactions in Xtant stock, including hedges
●	Maintain competitive compensation packages	●	No pledging of Xtant securities

We encourage our stockholders to read the “Executive Compensation” section beginning on page 19, which describes in detail our executive compensation program and the executive compensation decisions made by the Compensation Committee in 2020, as well as the accompanying executive compensation tables and narratives that provide detailed information on the compensation of our named executive officers.

We believe that our executive compensation program is competitive, focused on pay for performance, and strongly aligned with the long-term interests of our stockholders. The Board believes that executive compensation for 2020 was reasonable, appropriate, and justified by the performance of the Company and the result of a carefully considered approach.

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Proposed Resolution

The Board recommends that our stockholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our stockholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Executive Compensation” section, the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Stockholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. The Compensation Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

Next Say-On-Pay Vote

The next say-on-pay vote will occur at our 2022 Annual Meeting of Stockholders.

Board Recommendation

The Board unanimously recommends that our stockholders vote “FOR” approval, on an advisory basis, of our executive compensation, or say-on-pay vote.

The Board Recommends a Vote FOR Approval, on an Advisory Basis, of our Executive Compensation, or Say-on-Pay Vote	☑

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below provides summary information concerning all compensation awarded to, earned by, or paid to the individual that served as a principal executive officer of the Company during the year ended December 31, 2020 and the two most highly compensated executives for the year ended December 31, 2020.

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compen- sation(6)	Total
Sean E. Browne(7)	2020	$603,692	$—	$1,850,762	$1,508,484	$510,000	$76,116	$4,549,054
President and Chief Executive Officer	2019	115,745	—	888,419	688,130	150,000	9,970	1,852,264

Greg Jensen(8)	2020	402,462	—	107,557	108,469	170,000	72,616	861,104
Vice President, Finance and Chief Financial Officer	2019	336,032	—	93,558	82,056	114,375	63,173	689,194

Kevin D. Brandt	2020	417,554	—	107,557	108,469	176,375	11,400	821,355
Chief Commercial Officer	2019	398,113	90,000	97,066	85,546	124,125	17,416	812,266

(1)	All salaries for 2020 reflect a 20% temporary reduction during second quarter of 2020 as part of our cost-savings measures in response to the COVID-19 pandemic. Additional detail on these measures and their impact on executive compensation is below under “Impact of COVID-19 Pandemic.”

(2)	We generally do not pay any discretionary bonuses or bonuses that are subjectively determined and did not pay any such bonuses to any named executive officers in 2020. Annual cash incentive bonus payouts based on performance against pre-established performance goals are reported in the “Non-equity incentive plan compensation” column.

(3)	Amounts reported represent the aggregate grant date fair value for RSU awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is determined based on the per share closing sale price of our common stock on the grant date for 2020 and on the date immediately prior to the grant date for 2019.

(4)	Amounts reported represent the aggregate grant date fair value for option awards granted to each named executive officer computed in accordance with FASB ASC Topic 718. The grant date fair value is determined based on our Black-Scholes option pricing model. The table below sets forth the specific assumptions used in the valuation of each such option award:

Grant Date	Grant Date Fair Value Per Share	Risk Free Interest Rate	Expected Life	Expected Volatility	Expected Dividend Yield
11/15/2020	$1.03	0.56%	6.25 years	105.28%	—
08/15/2020	0.90	0.43%	6.25 years	101.99%	—
10/15/2019	2.09	1.65%	6.50 years	92.55%	—
08/15/2019	2.11	1.45%	6.25 years	92.76%	—

(5)	Amounts reported represent payouts under our annual bonus plan and for each year reflect the amounts earned for that year but paid during the following year.

(6)	The table below provides information concerning amounts reported in the “All Other Compensation” column of the Summary Compensation Table for 2020 with respect to each named executive officer. Additional detail on these amounts is provided in the table below.

Name	401(k) Match	Commuting Expenses	Total
Sean E. Browne	$8,327	$67,789	$76,116
Greg Jensen	11,400	61,216	72,616
Kevin D. Brandt	11,400	—	11,400

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(7)	Mr. Browne was appointed our President and Chief Executive Officer effective October 7, 2019.

(8)	Mr. Jensen was appointed our Vice President, Finance and Chief Financial Officer effective August 8, 2019. From February 2019 to August 2019, Mr. Jensen served as our Vice President, Finance and Interim Chief Financial Officer, and from March 18, 2019 until the appointment of Mr. Browne as President and Chief Executive Officer on October 7, 2019, Mr. Jensen served in the capacity as our principal executive officer.

Employment and Other Agreements with Executive Officers

Effective October 7, 2019, we entered into an employment agreement with Sean E. Browne, our President and Chief Executive Officer, which provides for an annual base salary $600,000 and a target annual bonus opportunity equal to 100% of his annual base salary. We agreed to reimburse his reasonable travel and business expenses. In addition, we agreed to grant him an option to purchase 329,044 shares of our common stock and an RSU unit award covering 329,044 shares of our common stock under the Xtant Medical Holdings, Inc. 2018 Equity Incentive Plan, as amended (the “2018 Plan”), effective as of October 15, 2019, consistent with our equity grant policy. The total number of shares subject to these equity awards represented 5% of our then outstanding common stock. We also agreed to grant Mr. Browne additional stock options and RSU awards, in the same proportionate split, in the event OrbiMed (including its affiliates) converts any of our outstanding indebtedness into equity of the Company within five years. Accordingly, in response to the completion of our October 2020 debt restructuring, on November 15, 2020, we granted Mr. Browne an additional option to purchase 1,468,859 shares of our common stock and an RSU award covering 1,468,859 shares of our common stock. The terms of these awards are described under “—Outstanding Equity Awards at Fiscal Year-End.” Our agreement with Mr. Browne also contains standard confidentiality, non-competition, non-solicitation and assignment of intellectual property provisions, as well as standard severance and change in control provisions, which are described under “—Potential Payments upon Termination or Change in Control.”

We are party to an employment agreement with Mr. Jensen pursuant to which he serves as Vice President, Finance and Chief Financial Officer and which provides for an annual base salary $400,000 and a target annual bonus opportunity equal to 50% of his annual base salary. This agreement also contains standard confidentiality, non-competition, non-solicitation and assignment of intellectual property provisions, as well as standard severance and change in control benefits, which are described under “—Potential Payments upon Termination or Change in Control.”

Effective July 9, 2018, we entered into an employment agreement with Kevin D. Brandt, our Chief Commercial Officer, which provided for an initial annual base salary of $400,000 (which was subsequently increased to $415,000 in April 2019) with a target annual bonus of 50% of his annual base salary, and a $90,000 signing bonus, which was required to be paid back if Mr. Brandt terminated his employment with Xtant prior to the one-year anniversary of his hire date. In addition, the agreement provided for the grant of an RSU award covering 40,000 shares of our common stock, which will vest in full on July 9, 2021, the three-year anniversary date of Mr. Brandt’s hire date, assuming continued employment. The agreement also provides that Mr. Brandt is eligible to receive an annual equity award, subject to the approval of the Board, provided that the grant value of such equity award shall not be less than 50% of his annual base salary. Accordingly, on August 15, 2020, Mr. Brandt was granted an option to purchase 119,942 shares of our common stock and an RSU award covering 95,183 shares of our common stock, which are described under ““—Outstanding Equity Awards at Fiscal Year-End.” This agreement contains standard confidentiality, non-competition, non-solicitation, and assignment of intellectual property provisions, as well as standard severance and change in control provisions, which are described under “—Potential Payments upon Termination or Change in Control.”

We have entered into indemnification agreements with our executive officers that require us to indemnify them against certain liabilities that may arise by reason of their status or service as directors or executive officers to the fullest extent not prohibited by Delaware law.

Impact of the COVID-19 Pandemic

In response to the COVID-19 pandemic, during the second quarter of 2020, we implemented a series of cost-savings actions intended to preserve capital to support our operations, many of which impacted our executive compensation. These temporary cost-saving actions included:

●	termination or furlough of 42% of our workforce;
●	suspension in hiring most open positions;

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●	elimination of planned merit increases;
●	institution of a temporary 20% base salary or wage reduction for all executive officers and employees;
●	20% reduction in non-employee director retainers for second quarter of 2020;
●	suspension of future 401(k) plan matching contributions by the Company; and
●	reduction in sales and marketing expenses and other discretionary spending

Effective July 1, 2020, we reinstituted the full base salaries and wages of all our employees and restored future 401(k) plan matching contributions.

Xtant Medical Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan

In 2020, the Board approved and the Company’s stockholders approved and adopted the Xtant Medical Holdings, Inc. Amended and Restated 2018 Equity Incentive Plan. The purpose of the 2018 Plan is to advance the interests of the Company and our stockholders by enabling us to attract and retain qualified individuals to perform services, provide incentive compensation for such individuals in a form that is linked to the growth and profitability of our company and increases in stockholder value, and provide opportunities for equity participation that align the interests of participants with those of our stockholders.

The 2018 Plan replaced the Amended and Restated Xtant Medical Equity Incentive Plan (the “Prior Plan”). However, the terms of the Prior Plan, as applicable, continue to govern awards outstanding under the Prior Plan until exercised, expired, paid, or otherwise terminated or canceled.

The 2018 Plan permits the Board, or a committee or subcommittee thereof, to grant to eligible employees, non-employee directors, and consultants of the Company non-statutory and incentive stock options, stock appreciation rights, restricted stock awards, RSUs, deferred stock units, performance awards, non-employee director awards, and other stock-based awards. Subject to adjustment, the maximum number of shares of our common stock authorized for issuance under the 2018 Plan is 8,358,055 shares. To date, the Company has granted stock options, restricted stock and RSUs under the 2018 Plan. As of June 7, 2021, 3,507,165 shares of Xtant common stock remained available for issuance under the 2018 Plan.

401(k) Plan

We have a 401(k) plan for our employees. The 401(k) plan is a defined contribution plan covering substantially all of our employees. Employees are eligible to participate in the plan on the first day of any month after starting employment. Employees are allowed to contribute a percentage of their wages to the 401(k) plan, subject to statutorily prescribed limits and are subject to a discretionary employer match of 100% of their wage deferrals not in excess of 4% of their wages. As mentioned above, we suspended matching contributions during the second quarter of 2020 as part of our cost-savings measures in response to the COVID-19 pandemic.

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Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding unexercised option awards and unvested stock awards held by each of our named executive officers that remained outstanding at our fiscal year-end, December 31, 2020. All of the outstanding equity awards described below were granted under the 2018 Plan.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price	Option Expiration Date(1)	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested(2)
Sean E. Browne	65,809	263,235	(3)	$2.70	10/15/2029	263,235	(3)	$315,882
	—	1,468,859	(4)	1.26	11/15/2030	1,468,859	(4)	1,762,631
Greg Jensen	9,765	29,298	(5)	2.76	08/15/2029	25,424	(6)	30,509
	—	119,942	(7)	1.13	08/15/2030	95,183	(8)	114,220
Kevin D. Brandt	15,384	15,386	(9)	6.20	08/15/2028	40,000	(10)	48,000
	10,131	30,396	(5)	2.76	08/15/2029	26,377	(6)	31,652
	—	119,942	(7)	1.13	08/15/2030	95,183	(8)	114,220

(1)	All options awards have a 10-year term, but may terminate earlier if the recipient’s employment or service relationship with the Company terminates.

(2)	Based on the closing price of our common stock on December 31, 2020 ($1.20), as reported by the NYSE American.

(3)	This award vests in nearly equal installments annually over a five-year period beginning on October 15, 2020. In addition, this award will vest in full immediately in the event that it is discontinued upon a change in control or up to one year following a change in control, and a pro rata percentage will vest immediately if Mr. Browne dies.

(4)	This award vests in nearly equal installments annually over a four-year period beginning on October 15, 2021. In addition, this option will vest in full immediately in the event that it is discontinued upon a change in control or up to one year following a change in control, and a pro rata percentage will vest immediately if Mr. Browne dies.

(5)	This stock option vests in nearly equal installments annually over a four-year period beginning on August 15, 2020. In addition, this option will vest in full immediately in the event that it is discontinued upon a change in control or up to one year following a change in control, and a pro rata percentage will vest immediately if the executive dies.

(6)	This RSU award vests in nearly equal installments annually over a four-year period beginning on August 15, 2020. In addition, this RSU award will vest in full immediately in the event that it is discontinued upon a change in control or up to 12 months following a change in control, and a pro rata percentage will vest immediately if the executive dies.

(7)	This stock option vests with respect to 25% of the shares on August 15, 2021 and with respect to the remaining 75% of such shares over the three-year period thereafter in 12 as nearly equal as possible quarterly installments. In addition, this option will vest in full immediately in the event that it is discontinued upon a change in control or up to one year following a change in control, and a pro rata percentage will vest immediately if the executive dies.

(8)	This RSU award vests in nearly equal installments annually over a four-year period beginning on August 15, 2021. In addition, this RSU award will vest in full immediately in the event that it is discontinued upon a change in control or up to 12 months following a change in control, and a pro rata percentage will vest immediately if the executive dies.

(9)	This stock option vests in equal installments annually over a four-year period beginning on August 15, 2019. In addition, this option will vest in full immediately in the event that it is discontinued upon a change in control or up to one year following a change in control, and a pro rata percentage will vest immediately if Mr. Brandt dies.

(10)	This RSU award will vest in full on July 9, 2021 but may terminate earlier if the recipient’s employment or service relationship with the Company terminates. In addition, this RSU award will vest in full immediately in the event that it is discontinued upon a change in control or up to 12 months following a change in control, and a pro rata percentage will vest immediately if Mr. Brandt dies.

Potential Payments upon Termination or Change in Control

Executive Employment Agreements

Under the terms of the employment agreements we have entered into with our named executive officers, if the executive’s employment is terminated by the Company without “cause” (as defined in the agreement), the executive will be entitled to receive a severance payment equal to 12 months of his annual base salary, payable as salary continuation, reimbursement of COBRA payments for up to 12 months, and the prorated amount of any unpaid bonus for the calendar year in which his termination of employment occurs, if earned pursuant to the terms thereof. If the executive’s employment is terminated by the Company without “cause” or by the executive for “good reason” in connection with or within 12 months after a “change in control” (as such terms are defined in the agreement), the executive’s severance payment, as previously described, will be paid in one lump sum, and in the case of Mr. Brandt, will equal two times his base salary. To be eligible to receive these payments, the executive will be required to execute and not revoke a release of claims against the Company.

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Equity Award Agreements

All equity awards held by our named executive officers have been granted under 2018 Plan. Under the terms of the 2018 Plan and the award agreements governing these awards, if an executive’s employment or other service with the Company is terminated for cause, then all outstanding awards held by such executive will be terminated and forfeited. In the event an executive’s employment or other service with the Company is terminated by reason of death, then:

●	All outstanding stock options will vest and become exercisable immediately as to a pro rata percentage of the unvested portion of the option scheduled to vest on the next applicable vesting date, and the vested portion of the options will remain exercisable for a period of one year after the date of such termination (but in no event after the expiration date).

●	The outstanding unvested RSU awards will vest and become immediately issuable as to a pro rata percentage of the unvested portion of the RSU awards scheduled to vest on the next applicable vesting date and the unvested portion of the RSU awards will terminate.

In the event an executive’s employment or other service with the Company is terminated by reason of disability, then:

●	All outstanding stock options will remain exercisable to the extent exercisable on the termination date for a period of one year after the date of such termination (but in no event after the expiration date).

●	All outstanding unvested RSU awards will terminate.

In the event an executive’s employment or other service with the Company is terminated for any other reason, then:

●	All outstanding stock options will remain exercisable to the extent exercisable on the termination date for a period of 90 days after the date of such termination (but in no event after the expiration date).

●	All outstanding unvested RSU awards will terminate.

In addition, the equity award agreements governing the equity awards held by our named executive officers contain “change in control” provisions. Under the award agreements, without limiting the authority of the Compensation Committee to adjust awards, if a “change in control” of the Company (as defined in the 2018 Plan) occurs, then, unless otherwise provided in the award or other agreement, if an award is continued, assumed, or substituted by the successor entity, the award will not vest or lapse solely as a result of the change in control but will instead remain outstanding under the terms pursuant to which it has been continued, assumed, or substituted and will continue to vest or lapse pursuant to such terms. If the award is continued, assumed, or substituted by the successor entity and within one year following the change in control, the executive is either terminated by the successor entity without “cause” or, if the executive resigns for “good reason,” each as defined in the award agreement, then the outstanding option will vest and become immediately exercisable as of the termination or resignation and will remain exercisable until the earlier of the expiration of its full specified term or the first anniversary of the date of such termination or resignation, and the outstanding RSU award will be fully vested and will be converted into shares of our common stock immediately thereafter. If an award is not continued, assumed, or substituted by the successor entity, then the outstanding option will be fully vested and exercisable, and the Compensation Committee will either give the executive a reasonable opportunity to exercise the option prior to the change in control transaction or will pay the difference between the exercise price of the option and the per share consideration paid to similarly situated stockholders. Under these conditions, the outstanding RSU award will be fully vested and will be converted into shares of our common stock immediately thereafter.

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TRANSACTIONS WITH RELATED PERSONS, PROMOTERS, AND CERTAIN CONTROL PERSONS

Policies and Procedures for Review and Approval of Related Party Transactions

Pursuant to its charter, the Audit Committee reviews and approves all related party transactions and makes recommendations to the full Board regarding approval of such transactions, unless the Board specifically delegates this responsibility to the Compensation Committee. The Audit Committee reviewed the transactions described below and determined that they were fair, just, and reasonable to the Company and in the best interests of the Company and its stockholders.

In addition, because of its significance, the debt restructuring described below was also approved by a Special Restructuring Committee composed solely of the two Audit Committee members. Prior to approving the transaction, the Special Restructuring Committee received a written opinion dated August 7, 2020 from its advisor, Duff & Phelps, LLC, that, as of the date of such opinion, the exchange price of the debt restructuring was fair, from a financial point of view, to the stockholders of the Company unaffiliated with Royalty Opportunities and ROS, without giving effect to any impact of the proposed transaction on any particular stockholder other than in its capacity as a stockholder.

Related Party Transactions

Below is a description of all arrangements with a related party during the period from January 1, 2019 through the date of this proxy statement.

Investor Rights Agreement

We are party to an Investor Rights Agreement with Royalty Opportunities and ROS pursuant to which Royalty Opportunities and ROS are permitted to nominate a majority of the directors and designate the chairperson of our Board of Directors at subsequent annual meetings, as long as they maintain an ownership threshold in our Company of at least 40% of our then outstanding common stock. If Royalty Opportunities and ROS are unable to maintain the Ownership Threshold, the Investor Rights Agreement contemplates a reduction of nomination rights commensurate with our ownership interests. For so long as the Ownership Threshold is met, we must obtain the approval of a majority of our common stock held by Royalty Opportunities and ROS to proceed with the following actions: (i) issue new securities; (ii) incur over $250,000 of debt in a fiscal year; (iii) sell or transfer over $250,000 of our assets or businesses or our subsidiaries in a fiscal year; (iv) acquire over $250,000 of assets or properties in a fiscal year; (v) make capital expenditures over $125,000 individually, or $1,500,000 in the aggregate during a fiscal year; (vi) approve our annual budget; (vii) hire or terminate our chief executive officer; (viii) appoint or remove the chairperson of our Board of Directors; and (ix) make loans to, investments in, or purchase, or permit any subsidiary to purchase, any stock or other securities in another entity in excess of $250,000 in a fiscal year. As long as the Ownership Threshold is met, we may not increase the size of our Board or Directors beyond seven directors without the approval of a majority of the directors nominated by Royalty Opportunities and ROS.

The Investor Rights Agreement may be terminated (a) upon the mutual written agreement of all the parties, (b) upon our written notice or the written notice of ROS or Royalty Opportunities if the ownership percentage of our then outstanding common stock of ROS and Royalty Opportunities is less than 10%, or (c) upon written notice of ROS and Royalty Opportunities.

Debt Restructuring

On August 7, 2020, we entered into a Restructuring and Exchange Agreement (the “Restructuring Agreement”) with Royalty Opportunities and ROS, pursuant to which the parties thereto agreed, subject to the terms and conditions set forth therein, to take certain actions as set forth therein and as described below (collectively, the “Restructuring Transactions”) in furtherance of a restructuring of our outstanding indebtedness under that certain Second A&R Credit Agreement, as defined below under “—Second Amended and Restated Credit Agreement and Warrant Issuance”. The primary purpose of the Restructuring Transactions was to improve our capital structure by reducing the amount of our indebtedness and cost to service our debt, which should make it easier for us to refinance or replace this debt in the future, as well as facilitate easier access to capital markets for investment in our growth initiatives. The Restructuring Transactions also allowed us to regain compliance with the NYSE American continued listing standards, which we achieved on October 5, 2020. The Restructuring Transactions included, among others:

●	an amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), to increase the number of authorized shares of our common stock from 75 million to 300 million (the “Charter Amendment”);

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●	the exchange by the Company of shares of our common stock for approximately $40.8 million of the aggregate outstanding principal amount of loans outstanding held by the Royalty Opportunities and ROS under the Second A&R Credit Agreement, as well as, without duplication, approximately $21.1 million of the outstanding amount of PIK Interest (as defined in the Second A&R Credit Agreement) (such loans and PIK Interest, the “Exchanging Loans”), plus all other accrued and unpaid interest on the Exchanging Loans outstanding as of the closing date, at an exchange price of $1.07 per share, representing the average closing price of our common stock over the 10 trading days immediately prior to the parties entering into the Restructuring Agreement, and resulting in the issuance of approximately 57.8 million shares of our common stock (the “Share Issuance”);
●	the execution of an amendment to the Second A&R Credit Agreement by the parties thereto to change certain provisions therein, including extinguishing loans in an aggregate principal amount equal to the Exchanging Loans outstanding thereunder together with all accrued and unpaid interest thereon, paying a portion of the prepayment fee payable thereunder in respect of the Exchanging Loans with proceeds of additional loans under the Second A&R Credit Agreement, with the remaining portion of the prepayment fee exchanged for an additional 0.9 million shares of our common stock, reducing the amount of credit availability thereunder, decreasing the interest rate and eliminating certain financial covenants; and
●	the launch by the Company of a rights offering to allow stockholders of the Company to purchase up to an aggregate of $15 million of our common stock at the same price per share as the $1.07 per share exchange price used to exchange the Exchanging Loans into our common stock as part of the Share Issuance.

Immediately after the execution of the Restructuring Agreement by the parties thereto, we solicited and obtained the written consent of Royalty Opportunities and ROS, the holders of an aggregate of 9,248,678 shares of our common stock as of August 7, 2020 (the “Consenting Majority Stockholders”), representing a majority of the outstanding shares of our common stock as of such date, for the approval of the Charter Amendment and the Share Issuance, in accordance with applicable provisions of the Delaware General Corporation Law and the Company’s Second Amended and Restated Bylaws. The written consent of the Consenting Majority Stockholders was sufficient to approve the Charter Amendment and the Share Issuance. Therefore, no proxies or additional consents were solicited by us in connection with the Charter Amendment and the Share Issuance. Pursuant to Section 14(c) of the Exchange Act, and the rules and regulations promulgated thereunder, on September 10, 2020, we sent a definitive information statement to all holders of our common stock as of August 7, 2020 for the purpose of informing such stockholders of the written actions taken by the Consenting Majority Stockholders. In accordance with Exchange Act Rule 14c-2, the stockholder consent of the Consenting Majority Stockholders could not become effective until at least 20 calendar days following the mailing of the information statement.

On October 1, 2020, the closing of the Restructuring Transactions, other than the Rights Offering, occurred, and in connection therewith, the following actions took place:

●	the Charter Amendment was filed with the Office of the Secretary of State of the State of Delaware;
●	the Share Issuance occurred;
●	an amendment to the Second A&R Credit Agreement was executed by the parties thereto, and in connection therewith, the Company issued an additional 0.9 million shares of our common stock in exchange for a portion of the prepayment fee payable under the Second A&R Credit Agreement in respect of the Exchanging Loans; and
●	the Registration Rights Agreement, as described in more detail below, was executed by the parties thereto.

Pursuant to the terms of the Restructuring Agreement, we commenced the Rights Offering to allow our stockholders as of the November 5, 2020 record date to purchase up to an aggregate of 14,018,690 shares of our common stock at a subscription price of $1.07 per share, the same price per share as the $1.07 per share exchange price used in the Share Issuance. The rights offering expired on December 4, 2020. We issued 712,646 shares of common stock in the Rights Offering and received $762,531 in gross proceeds.

As a result of the completion of these Restructuring Transactions, Royalty Opportunities and ROS owned immediately thereafter, in the aggregate, approximately 93.9% of our outstanding common stock, and all other existing stockholders of the Company own approximately 56.1% of our outstanding common stock as of December 31, 2020.

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2020 Registration Rights Agreement

Effective October 1, 2020, we entered into a Registration Rights Agreement with Royalty Opportunities and ROS, which required us, among other things, to file with the SEC a shelf registration statement covering the resale, from time to time, of our common stock that was issued pursuant to the Share Issuance no later than December 30, 2020 and use our best efforts to cause the shelf registration statement to become effective under the Securities Act no later than March 30, 2021. This registration statement was filed on December 18, 2020 and was declared effective by the SEC on December 23, 2020.

Second Amended and Restated Credit Agreement and Warrant Issuance

On March 29, 2019, the Company and our subsidiaries, Bacterin International, Inc., Xtant Medical, Inc. and X-spine Systems, Inc., entered into a Second Amended and Restated Credit Agreement with OrbiMed Royalty Opportunities II, LP, and ROS Acquisition Offshore LP (the “Second A&R Credit Agreement”) which amended and restated the prior Amended and Restated Credit Agreement dated as of July 27, 2015 among the parties thereto, and as subsequently amended through the Twenty-Fifth Amendment to the Amended and Restated Credit Agreement (the “Prior Credit Agreement”). Under the terms of the Second A&R Credit Agreement, the Prior Credit Agreement was amended to provide that:

●	We could request additional term loans from Royalty Opportunities and ROS in the remaining amount available to be requested as additional delayed draw loans, which was approximately $2,200,000 as of the date of the Second A&R Credit Agreement, and request new additional term loans in an aggregate amount of up to $10 million, the making of each such loan to be subject to the discretion of Royalty Opportunities and ROS and the Company’s production of a thirteen-week cash flow forecast that is approved by Royalty Opportunities and ROS and shows a projected cash balance for the following two-week period of less than $1,500,000, as well as the satisfaction (or waiver in writing by each Investor) of conditions precedent, including closing certificate, delivery of budget, and other satisfactory documents;

●	No interest would accrue on the loans thereunder from and after January 1, 2019 until March 31, 2020;

●	Beginning April 1, 2020 through the maturity date of the Second A&R Credit Agreement, interest payable in cash would accrue on the loans thereunder at a rate per annum equal to the sum of (i) 10.00% plus (ii) the higher of (x) the LIBO Rate (as such term is defined in the Second A&R Credit Agreement) and (y) 2.3125%;

●	The maturity date of the loans would be March 31, 2021;

●	The Consolidated Senior Leverage Ratio and Consolidated EBITDA (as such terms were defined in the Prior Credit Agreement) financial covenants were deleted and a new Revenue Base (as such term is defined in the Second A&R Credit Agreement) financial covenant was added; and

●	The key person event default provision was revised to refer specifically to certain then recently hired executives.

On April 1, 2019, we issued warrants to purchase an aggregate of 1.2 million shares of our common stock to the Investors, with an exercise price of $0.01 per share and an expiration date of April 1, 2029. The issuance of these warrants occurred on April 1, 2019 and was a condition to the effectiveness of the Second A&R Credit Agreement. These warrants were exercised in full in November 2020.

First Amendment to Second A&R Credit Agreement and Warrant Issuance

On May 6, 2020, the Company and our subsidiaries, Bacterin International, Inc., Xtant Medical, Inc. and X-spine Systems, Inc., entered into a First Amendment to the Second Amended and Restated Credit Agreement with Royalty Opportunities and ROS, which among other things, provided that:

●	No interest would accrue on outstanding loans thereunder from and after March 31, 2020 until September 30, 2020;

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●	Beginning October 1, 2020 through the maturity date, interest payable in cash would accrue on the loans thereunder at a rate per annum equal to the sum of (i) 10.00% plus (ii) the higher of (x) the LIBO Rate (as such term is defined in the Second A&R Credit Agreement) and (y) 2.3125%;

●	The maturity date of the loans thereunder was extended to December 31, 2021;

●	The Revenue Base financial covenant was revised through December 31, 2021; and

●	The key person event default provision was revised to refer specifically to Sean Browne in lieu of a former executive.

In conjunction therewith, we issued warrants to purchase an aggregate of 2.4 million shares of our common stock to Royalty Opportunities and ROS, with an exercise price of $0.01 per share and an expiration date of May 6, 2030. The issuance of these warrants was a condition to the effectiveness of this amendment. These warrants were exercised in full in November 2020.

Second Amendment to Second A&R Credit Agreement

On October 1, 2020, pursuant to the Restructuring Transactions discussed above, the Company and our subsidiaries, Bacterin International, Inc., Xtant Medical, Inc. and X-spine Systems, Inc., entered into a Second Amendment to the Second A&R Credit Agreement with Royalty Opportunities and ROS, which among other things, provided for:

●	Extinguishment by Royalty Opportunities and ROS of approximately $61.9 million of principal and paid-in-kind interest outstanding on the loans under the Second A&R Credit Agreement in exchange for approximately 57.8 million shares of our common stock and the addition of a principal amount equal to prepayment fees associated with the loans thereunder not paid in cash or exchanged for shares of our common stock;

●	Exchange of approximately $0.9 million of prepayment fees associated with the loans thereunder for approximately 0.9 million shares of our common stock;

●	Elimination of the availability of additional draw loan advances and reduction of available additional term loans to $5.0 million, the availability of which is in the sole and absolute discretion of the lender;

●	accrual of interest payable in cash for the remaining term of the Second A&R Credit Agreement at a rate per annum equal to the sum of (i) 7.00% plus (ii) the higher of (x) the LIBO Rate (as such term is defined in the Second A&R Credit Agreement) and (y) 1.00%; and

●	Elimination of the base revenue financial covenant.

After execution of the Second Amendment to the Second A&R Credit Agreement, Royalty Opportunities was the sole holder of our outstanding long-term debt and the sole lender under the Second A&R Credit Agreement, as amended.

During the year ended December 31, 2019, the largest amount of principal outstanding under this credit facility was $55.8 million. During the year ended December 31, 2020, the largest amount of principal outstanding under this credit facility was $55.8 million, and as of June 7, 2021, the amount of principal outstanding was $0.00. Other than principal and interest paid in Xtant common stock as part of the debt restructuring transaction described above under ““—Debt Restructuring,” the Company paid $0.3 million in interest under the credit facility and no principal amount during the year ended December 31, 2020.

Warrant Exercises

On November 17, 2020, ROS and Royalty Opportunities exercised warrants representing an aggregate of 4.8 million shares of Xtant common stock and in connection therewith the Company received aggregate proceeds of $48,000.

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Termination of Second A&R Credit Agreement

On May 6, 2021, we, as guarantor, and our subsidiaries, as borrowers, entered into a (i) Credit, Security and Guaranty Agreement (Term Loan) (the “Term Credit Agreement”) with MidCap Financial Trust, in its capacity as agent (the “Agent”) and a lender and the additional lenders from time to time party thereto and (ii) Credit, Security and Guaranty Agreement (Revolving Loan) (the “Revolving Credit Agreement,” and, together with the Term Credit Agreement, the “Credit Agreements”), with the Agent and the lenders from time to time party thereto. On May 6, 2021, contemporaneously with the execution and delivery of the new Credit Agreements, the Second A&R Credit Agreement, as amended, was terminated in accordance with the terms thereof and all outstanding amounts were repaid by the borrowers to Royalty Opportunities in its role as sole lender thereunder.

Lock-Up Agreements

On February 24, 2021, we entered into Lock-Up Agreements with each of our directors and executive officers, pursuant to the Securities Purchase Agreement, dated as of February 22, 2021, between us and the purchasers signatory thereto. Pursuant to the Lock-Up Agreements, our directors and executive officers, among other things, agreed not to offer, sell, contract to sell, hypothecate, pledge or otherwise dispose of (or enter into any transaction which is designated to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the undersigned or any affiliate or any person in privity), directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any shares of our common stock, or securities convertible, exchangeable or exercisable into, our common stock beneficially owned, held or acquired by each of our executive officers or directors. The lock-up period has a 90-day duration and expired on May 25, 2021.

Sublease Agreement

We are party to a Sublease Agreement with Cardialen, Inc., under which we lease a portion of Cardialen’s office space in Brooklyn Center, Minnesota. The Sublease Agreement has been amended several times to change the amount of office space and monthly rent. Under the amended Sublease Agreement, we agreed to pay rent ranging from $500 to $1,350 per month for 2020, $950 per month for 2021, $975 per month for 2022 and $1,000 per month thereafter through the expiration date of January 31, 2024. During fiscal 2020 and 2019, we paid a total of $11,215 and $18,306, respectively to Cardialen under this lease agreement. Because Jeffrey Peters is both a member of our Board and the Chief Executive Officer, President, and a director of Cardialen, this transaction qualifies as a related party transaction.

Family Relationships

There are no family relationships between or among our directors, executive officers, or persons nominated or chosen by the Company to become directors or executive officers.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Significant Beneficial Owners

The table below sets forth, as of June 7, 2021, information as to beneficial owners that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than 5% of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
Common Stock	OrbiMed Advisors LLC(2) 601 Lexington Avenue, 54th Floor New York, NY 10022	72,873,494		84.0%
Common Stock	Altium Capital Management, LP(3) 152 West 57th Street, Floor 20 New York, NY 10019	15,063,420	(4)	9.9	%(4)

(1)	Percent of class is based on 86,707,286 shares of our common stock outstanding as of June 7, 2021.

(2)	Based in-part on information contained in a Schedule 13D/A filed with the SEC on October 5, 2020. Includes 55,820,296 shares of common stock held of record by ROS Acquisition Offshore LP. OrbiMed Advisors LLC, a registered adviser under the Investment Advisors Act of 1940, as amended, is the investment manager of ROS. OrbiMed is also the investment manager of Royalty Opportunities S.àr.l., of which ROS is a wholly-owned subsidiary. By virtue of such relationships, OrbiMed may be deemed to have voting and investment power with respect to the securities held by ROS noted above and as a result may be deemed to have beneficial ownership over such securities. OrbiMed exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the securities held by ROS.

Also includes 17,053,198 shares of common stock held of record by OrbiMed Royalty Opportunities II, LP. OrbiMed ROF II LLC (“ROF II”) is the sole general partner of Royalty Opportunities, and OrbiMed is the sole managing member of ROF II. By virtue of such relationships, OrbiMed may be deemed to have voting and investment power with respect to the securities held by Royalty Opportunities noted above and as a result may be deemed to have beneficial ownership over such securities. OrbiMed exercises this investment and voting power through a management committee comprised of Carl L. Gordon, Sven H. Borho, and Jonathan T. Silverstein, each of whom disclaims beneficial ownership of the securities held by Royalty Opportunities.

(3)	Based on information contained in a Schedule 13G filed with the SEC on March 8, 2021 and other information known to the Company. Altium Growth Fund, LP (the “Fund”), Altium Capital Management, LLC, and Altium Growth GP, LLC each have shared dispositive power and voting power over the shares. The Fund is the record and direct beneficial owner of the shares. Altium Capital Management, LP is the investment adviser of, and may be deemed to beneficially own the shares owned by the Fund. Altium Growth GP, LLC is the general partner of, and may be deemed to beneficially own the shares owned by the Fund. The number of shares consists of 8,565,502 shares of our common stock and 6,497,918 shares of our common stock issuable upon exercise of a warrant (the “Investor Warrant”).

(4)	While the total number of shares of our common stock issuable upon exercise of the Investor Warrant is reflected in this table, the Fund is not permitted to exercise such Investor Warrant to the extent that such exercise would result in the Fund and its affiliates beneficially owning more than 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the issuance of shares of common stock issuable upon exercise of such warrants. The Fund has the right to increase this beneficial ownership limitation in its discretion on 61 days’ prior written notice to us.

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Security Ownership of Management

The table below sets forth information relating to the beneficial ownership of our common stock as of June 7, 2021 by:

●	each of our directors;
●	each of our named executive officers; and
●	all directors and executive officers as a group.

The number of shares beneficially owned by each person is determined in accordance with the SEC’s rules and regulations, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under the SEC’s rules and regulations, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of June 7, 2021 through the exercise of any stock options, warrants, or other rights or the vesting of any restricted stock unit awards. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is computed on the basis of 86,707,286 shares of our common stock outstanding as of June 7, 2021. Shares of our common stock that a person has the right to acquire within 60 days of June 7, 2021 are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common Stock	John Bakewell	89,695	*
Common Stock	Michael Eggenberg	—	—
Common Stock	Robert McNamara	87,958	*
Common Stock	Jeffrey Peters	89,695	*
Common Stock	Matthew Rizzo	—	—
Common Stock	Sean E. Browne	131,618	*
Common Stock	Greg Jensen	18,239	*
Common Stock	Kevin D. Brandt	74,307	*
Common Stock	All executive officers and directors as a group (8 persons)	491,512	*

*	Less than 1% of outstanding shares of common stock.

(1)	Includes for the persons listed below the following shares subject to options and RSUs held by that person that are currently exercisable or become exercisable within 60 days of June 7, 2021:

Name	Options	RSUs
John Bakewell	—	—
Michael Eggenberg	—	—
Robert McNamara	—	—
Jeffrey Peters	—	—
Matthew Rizzo	—	—
Sean E. Browne	65,809	—
Greg Jensen	9,765	—
Kevin D. Brandt	25,515	40,000
All directors and executive officers as a group (8 persons)	101,089	40,000

Anti-Hedging and Pledging Policy

Our insider trading policy prohibits all directors, and officers and employees of the Company, their family members and members of their households, and entities (such as trusts, partnerships, corporations and investment clubs) over which such directors, officers and employees of the Company have or share voting or investment control from engaging in any of the following transactions at any time (even if the individual involved is not in the possession of material, non-public information): (a) short sales of the Company’s securities, including without limitation “sales against the box” (sales with delayed delivery); and (b) buying or selling puts, calls or other derivative securities relating to the Company’s securities. In addition, the policy prohibits all directors and officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended, from pledging the Company’s securities as collateral for a loan.

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ADDITIONAL INFORMATION

Stockholder Proposals and Director Nominations

Proposals by stockholders that are submitted for inclusion in our proxy statement for our 2022 Annual Meeting of Stockholders must follow the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and our Second Amended and Restated Bylaws. To be timely under Rule 14a-8, stockholder proposals must be received by our Corporate Secretary at Xtant Medical Holdings, Inc., 664 Cruiser Lane, Belgrade, Montana 59714 by February 14, 2022. However, if the date of the 2022 Annual Meeting is changed by more than 30 days from the first anniversary of the date of the 2021 Annual Meeting, the deadline will instead be a reasonable time before we begin to print and mail the proxy statement for the 2022 Annual Meeting.

The Company’s Second Amended and Restated Bylaws also establish an advance notice procedure with regard to nominations of persons for election to the Board and stockholder proposals to be brought before an annual meeting. Stockholder proposals and nominations may not be brought before an annual meeting unless, among other things, the stockholder’s submission contained certain information concerning the proposal or the nominee, as the case may be, and other information specified in the Company’s Second Amended and Restated Bylaws. Proposals or nominations not meeting these requirements will not be entertained at an annual meeting.

Stockholder proposals and nominations may not be brought before the 2022 Annual Meeting unless, among other things, the stockholder’s submission contains certain information concerning the proposal or the nominee, as the case may be, and other information specified in the Company’s Second Amended and Restated Bylaws, and the stockholder’s submission is received by us no earlier than the close of business on March 29, 2022 and no later than April 28, 2022. However, if the date of the 2022 Annual Meeting is changed by more than 30 days before or more than 70 days after the first anniversary of the date of the 2021 Annual Meeting, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to the 2022 Annual Meeting and not later than the close of business on the later of the 90th day prior to the 2022 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2022 Annual Meeting is first made by the Company. Proposals or nominations not meeting these requirements will not be entertained at the 2022 Annual Meeting.

Stockholders recommending candidates for consideration by the Board must provide the candidate’s name, biographical data, and qualifications. Any such recommendation should be accompanied by a written statement from the individual of his or her consent to be named as a candidate and, if nominated and elected, to serve as a director. These requirements are separate from, and in addition to, the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the proxy statement.

Householding Information

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This delivery method is referred to as “householding” and can result in cost savings for us. To take advantage of this opportunity, we may deliver a single proxy statement to multiple stockholders who share an address unless we have received contrary instructions. We will deliver upon oral or written request a separate copy of our proxy statement to any stockholder of a shared address to which a single copy of our proxy statement was delivered. If you prefer to receive separate copies of our proxy statement, either now or in the future, or if you currently are a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy statements for your household, please call us at (406) 388-0480 or send your request in writing to us at the following address: 664 Cruiser Lane, Belgrade, Montana 59714, Attention: Corporate Secretary.

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Copies of 2020 Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is being sent along with this proxy statement. The 2020 Annual Report is also available on our website at www.xtantmedical.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on July 27, 2021:

The proxy statement, along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.xtantmedical.com (click “Investors” and “SEC Filings”).

Your vote is important. Please promptly vote your shares of our common stock by completing, signing, dating, and returning your proxy card or by Internet or telephone voting as described on your proxy card.

By Order of the Board of Directors

Jeffrey Peters
Chairman of the Board

Belgrade, Montana

June 14, 2021

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XTANT MEDICAL

XTANT MEDICAL HOLDINGS, INC.
664 CRUISER LANE
BELGRADE, MT 59714

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on July 26, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on July 26, 2021. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D55691-P58657 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

XTANT MEDICAL HOLDINGS, INC.

The Board of Directors recommends you vote FOR the following:

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John Bakewell
02) Sean E. Browne
03) Michael Eggenberg
04) Robert McNamara
05) Jeffrey Peters
06) Matthew Rizzo

The Board of Directors recommends you vote FOR the following proposals:

NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D55692-P58657

XTANT MEDICAL HOLDINGS, INC.
Annual Meeting of Stockholders
July 27, 2021 at 8:00 a.m., Mountain Time
This proxy is solicited by the Board of Directors

The undersigned stockholder(s) hereby appoint(s) Jeffrey Peters, Sean E. Browne and Greg Jensen, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of XTANT MEDICAL HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m., Mountain Time, on July 27, 2021 at our offices located at 664 Cruiser Lane, Belgrade, Montana 59714, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side